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                                                                   Exhibit 10.10



                                 9 November 2001





                          ARJO WIGGINS APPLETON p.l.c.


                     ARJO WIGGINS APPLETON (BERMUDA) LIMITED

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                         ASSIGNMENT AND ASSUMPTION DEED

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THIS ASSIGNMENT AND ASSUMPTION DEED is made as a deed on 9 November 2001

BETWEEN:

ARJO WIGGINS APPLETON p.l.c., a company incorporated under the laws of England and Wales ("AWA"); and
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ARJO WIGGINS APPLETON (BERMUDA) LIMITED, a company incorporated under the laws of the Islands of Bermuda ("Bermuda").
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WHEREAS

(A)      AWA, Paperweight Development Corp. ("PDC"), New Appleton LLC ("New
                                              ---                       ---
         Appleton") and Appleton Papers Inc. ("API") have entered into that
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         certain Fox River AWA Indemnity Agreement, dated as of November 9, 2001
         (the "Indemnity Agreement", the terms defined therein and not otherwise
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         defined herein being used herein as therein defined); and

(B) Pursuant to the Indemnity Agreement, PDC, New Appleton and API have authorized AWA to enter into this Deed and to hold the benefits under Clause 3(a) of this Deed and to receive any payments made by Bermuda on account of the Assumed Liabilities described in Clause 1(a)(i) in trust for the benefit of PDC, New Appleton, API and, where applicable, any other Member of the Buyers' Group; and

(C) Bermuda has agreed to assume the Assumed Liabilities (as hereinafter defined) and accept an assignment of the Assigned Rights (as hereinafter defined).

NOW THIS DEED WITNESSETH as follows:

1.       For the purposes of this Deed:

         (a)   "Assumed Liabilities" shall mean:
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               (i)  any and all obligations and liabilities of AWA under, arising from, or relating to, the Indemnity Agreement, including without limitation all payments required pursuant to Section Error! Reference source not found. thereof;

               (ii) any and all payments to be made or liabilities incurred by
                    AWA which would have constituted Excess Costs if they had been incurred by API, Buyers or any other Members of the Buyers' Group; and

               (iii) any and all Costs and Expenses to be incurred by AWA.

         (b)   "Assigned Rights" shall mean any and all rights of AWA under,
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               arising from, or relating to, the Indemnity Agreement,
               including without limitation all rights to Recoveries and Relief payable to AWA.

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2.   Effective as of the date hereof, AWA hereby (a) assigns the Assumed
     Liabilities to Bermuda, and (b) assigns, conveys and transfers to Bermuda all of its right, title and interest under or with respect to the Assigned Rights.

3. Subject to the provisions of Clause 7, effective as of the date hereof, Bermuda hereby absolutely and irrevocably, (a) accepts and assumes the Assumed Liabilities as if the relevant references in the Indemnity Agreement to AWA were references to Bermuda and agrees that it will perform in accordance with the terms of the Indemnity Agreement all such liabilities and obligations, (b) assumes, and, as between the parties hereto, shall be solely and exclusively liable with respect to, the Assumed Liabilities and agrees that it will perform all such liabilities and obligations, and (c) accepts the assignment of all right, title and interest of AWA under or with respect to the Assigned Rights; provided that the amount of the Assumed Liabilities assumed by Bermuda hereunder shall not exceed the coverage provided by the Indemnity Claim Insurance Policy attached as Schedule 6.1.5.1 to the Indemnity Agreement.

4. This Deed is limited solely to the Assumed Liabilities and the Assigned Rights, and Bermuda shall not be deemed to have (a) assumed any other liabilities or obligations of AWA or (b) received an assignment of any other assets of AWA.

5. Neither this Deed nor any of the rights, interests or obligations hereunder shall be amended, modified or assigned except in accordance with that certain Relationship Agreement dated November 9, 2001, by and among AWA, Arjo Wiggins (Bermuda) Holdings Limited, PDC, PDC Capital Corporation and Bermuda (the "Relationship Agreement"). Any purported amendment,
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     modification or assignment that is not in compliance with the Relationship
     Agreement shall be null and void and of no force and effect whatsoever. Subject to the foregoing, this Deed shall bind and inure to the benefit of AWA and Bermuda and their successors and assigns. Except to the extent explicitly required by the Relationship Agreement, this Deed may be amended, modified or assigned without the consent of any of PDC, New Appleton, API or any other Member of the Buyers' Group.

6. Bermuda shall execute and deliver to AWA such other instruments and documents and take such other actions as may be reasonably requested from time to time by AWA as necessary to carry out, evidence and confirm the intended purposes of this Deed.

7. Nothing in this Deed shall be deemed to release AWA from its primary responsibility for performance under the Indemnity Agreement, including, without limitation, its indemnification obligations thereunder.

8.   This Deed shall be governed by and construed in accordance with English
     Law.

9. This Deed may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and it

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     shall not be necessary in making proof of this Deed to produce or account for more than one such counterpart.

10. PDC, New Appleton, API and the other Members of the Buyers' Group may enforce the terms of this Deed subject to and in accordance with the Clauses of this Deed and the provisions of the Contracts (Rights of Third Parties) Act 1999. PDC, New Appleton, API and the other Members of the Buyers' Group may not assign any of their rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed other than (a) pursuant to a collateral assignment for the benefit of their lenders or (b) with the prior written consent of AWA.

11. Except as provided in Clause 10 of this Deed, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

12. If a provision of this Deed is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not effect:

          (a) the legality, validity or enforceability in that jurisdiction of any other provision of this Deed; or

          (b) the legality, validity or enforceability in other jurisdictions of that or any other provision of this Deed.

IN WITNESS whereof, the parties have executed and delivered this Deed as of the day and year first above written.

EXECUTED as a DEED      )
by                      )
ARJO WIGGINS            )  /s/ Luca PaVeri-Fontana  /s/ James Morley APPLETON
   )        (director)     (director)               p.l.c.
acting by:              )  Luca PaVeri-Fontana      James Morley





EXECUTED as a DEED      )
by                      )
ARJO WIGGINS            )
APPLETON (BERMUDA)      )
LIMITED                 )  /s/ Christopher Gower    /s/ Maurice McCullough
acting by:              )  (director)              (director/secretary)
                           Christopher Gower         Maurice McCullough

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